Exhibit 99(a)

News Release

Contact:	Media: Hugh Imhof (509) 495-4264 hugh.imhof@avistacorp.com
Investors: Angela Teed (509) 495-2930 angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE:
July 10, 2003
5:30 p.m. EDT

Avista Appeals Ruling on FERC Investigation
 Judge asked to send case directly to commission

Spokane, Wash.: Avista Corp. (NYSE:AVA) today filed an appeal which, if approved, would allow the Federal Energy Regulatory Commission (FERC) to directly resolve the agency’s pending investigation of Avista’s trading practices. Avista filed the appeal with Chief Administrative Law Judge Curtis L. Wagner Jr., who on June 25 declined to certify an agreement that would resolve the case and ordered the resumption of a hearing process.

     FERC Trial Staff has also filed a motion with the judge asking for clarification and reconsideration of his June 25 ruling. Trial staff has requested that the agreement to resolve Avista’s case be certified to the commission for its approval without the need for a further hearing.

     After a lengthy investigation process, FERC Trial Staff concluded that there was no evidence that Avista participated in market manipulation and that the company cooperated fully with investigators.

     The Avista appeal asserts that FERC’s other orders issued on June 25 provide additional guidance that helps validate the trial staff’s findings.

     Avista’s appeal points out that the company has not participated in practices that FERC defines as unacceptable and that the investigation conducted by FERC staff thoroughly examined all issues related to energy market activity by Avista.

     “Given that FERC better defined prohibited practices on the same day as Judge Wagner’s decision, we believe that the judge did not have the opportunity to take into consideration how the commission’s June 25 rulings would affect the findings in Avista’s case,” said Gary G. Ely, chairman, president and chief executive officer of Avista Corp. “The continuation of this proceeding, in light of the trial staff findings, forces Avista to remain under a needless investigative cloud.”

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     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

     This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations.

     These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

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